EXHIBIT 4.2

ALTERRA FINANCE LLC, AS ISSUER

ALTERRA CAPITAL HOLDINGS LIMITED, AS GUARANTOR

AND

THE BANK OF NEW YORK MELLON, AS TRUSTEE, PAYING AGENT AND

REGISTRAR

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 27, 2010

TO

SENIOR INDENTURE

Dated as of September 1, 2010

6.25% Senior Notes due 2020

This FIRST SUPPLEMENTAL INDENTURE, dated as of September 27, 2010 (this “First Supplemental Indenture”), among ALTERRA FINANCE LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Company”), ALTERRA CAPITAL HOLDINGS LIMITED, a company duly organized and existing under the laws of Bermuda (the “Guarantor”), and THE BANK OF NEW YORK MELLON, a corporation organized under the laws of the State of New York authorized to conduct a banking business, as Trustee (the “Trustee”) Paying Agent (the “Paying Agent”) and Registrar (the “Registrar”), to the Senior Indenture dated as of September 1, 2010 among the Company, the Guarantor and the Trustee (the “Original Indenture” and as hereby supplemented, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company entered into the Original Indenture to provide for the issuance from time to time of its notes, unsecured debentures, securities or other evidences of indebtedness (therein called the “Securities”), in an unlimited aggregate principal amount to be issued in one or more series as contemplated therein;

WHEREAS, pursuant to the terms of the Indenture, the Company desires by this First Supplemental Indenture to provide for the establishment of one new Series of its Securities to be known as its 6.25% Senior Notes due 2020 (the “Senior Notes”), the form and substance of such Senior Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this First Supplemental Indenture;

WHEREAS, the Guarantor desires to guarantee the Senior Notes;

WHEREAS, each of the Company and the Guarantor has duly authorized the execution and delivery of this First Supplemental Indenture to establish the Senior Notes as a Series of Securities under the Original Indenture and to provide for, among other things, the issuance and form of the Senior Notes and the terms, provision, conditions and guarantee thereof;

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument, in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company and the Guarantor, have been satisfied; and

NOW THEREFORE, in consideration of the premises and the purchase of the Senior Notes by the Holders thereof, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders of the Senior Notes as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 101. Definitions. Each capitalized term used but not defined in this First Supplemental Indenture shall have the meaning assigned to such term in the Original Indenture. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(b) all terms used herein without definition which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(c) any reference herein to an “Article” or “Section” refers to an “Article” or “Section”, as the case may be, of this First Supplemental Indenture; and

(d) the words “herein”, “hereof’ and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

Section 102. Certain Definitions. The following definitions are hereby added to the definitions contained in Section 1.1 of the Original Indenture, but only with respect to the Senior Notes issued in accordance with the provisions hereof:

“Additional Notes” means any Senior Notes issued under this First Supplemental Indenture at any time after the date hereof, in addition to the Initial Notes, and having the same terms in all respects as the Senior Notes (except for the issue date, issue price and, if applicable, the date from which interest thereon shall begin to accrue, the initial interest payment date), which if issued, will be treated with the Initial Notes as single Series and single class of Securities with the Senior Notes for all purposes under the Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Banc of America Securities LLC, Citigroup Global Markets Inc., and Wells Fargo Securities, LLC, or, if these firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Initial Notes” means the aggregate principal amount of $350,000,000 of Senior Notes issued under this First Supplemental Indenture on the Issue Date.

“Issue Date” means September 27, 2010, the date of the original issuance of the Initial Notes.

“Reference Treasury Dealer” means (1) Banc of America Securities LLC, Citigroup Global Markets Inc., and a primary treasury dealer (defined herein) selected by Wells Fargo

Securities, LLC, and their respective successors; provided, however, that if any of the foregoing cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (2) any one other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the Senior Note that would be due after the related Redemption Date but for such redemption. If such Redemption Date is not an Interest Payment Date with respect to this Senior Note, the amount of the next succeeding scheduled interest payment on this Senior Note will be reduced by the amount of interest accrued on this Senior Note to such Redemption Date.

“Senior Notes” means the Initial Notes and any Additional Notes issued on or after the Issue Date in accordance with Section 201 herein treated as a single Series and single class of Securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this First Supplemental Indenture.

“Treasury Rate” means, with respect to any Redemption Date:

•

the yield, under the heading which represents the average for the week immediately preceding the date of calculation, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from these yields on a straight line basis, rounding to the nearest month); or

•

if the release (or any successor release) is not published during the week immediately preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date;

in each case, calculated on the third Business Day preceding the Redemption Date.

ARTICLE TWO

THE SENIOR NOTES

Section 201. Designation and Issuance of Senior Notes.

(a) There is hereby created a Series of Securities designated, as hereinbefore recited, as the Company’s “6.25% Senior Notes due 2020.” In accordance with Section 2.4 of the Original Indenture, the Trustee, will upon receipt of an Officers’ Certificate, authenticate (i) the Initial Notes and (ii) any Additional Notes from time to time as permitted under the Indenture.

(b) The Senior Notes shall be issuable initially in the form of one or more Global Securities and shall bear the legends, in each case, substantially in the form set forth in Exhibit A hereto. The aggregate principal amount of Senior Notes which may be authenticated and delivered under this First Supplemental Indenture is unlimited. The aggregate principal amount of Initial Notes which may be authenticated and delivered under this First Supplemental Indenture on the Issue Date is $350,000,000 (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the Series pursuant to Sections 2.8, 2.9, 2.11 or 12.3 of the Original Indenture), and the Senior Notes shall be denominated and payable in Dollars.

(c) The Company initially appoints The Depository Trust Company (the “DTC”) to act as Depositary with respect to the Senior Notes.

(d) The Company initially appoints the Trustee to act as Registrar and Paying Agent with respect to the Senior Notes, and the Trustee hereby agrees so to initially act.

(e) The Senior Notes are not convertible into Securities of any other Series.

(f) The Company shall pay the principal of, any premium and interest on, if any, any Additional Amounts, with respect to the Senior Notes in accordance with Section 3.4 of the Original Indenture.

Section 202. Form, Date, Maturity, Interest Rate and Interest Payment Dates of Senior Notes.

The Senior Notes shall be payable in the amounts, on the dates and in the manner provided for in the form of the Senior Notes attached hereto as Exhibit A and such provisions are incorporated at this place as though set forth in their entirety. The interest rate and the Maturity of the Senior Notes shall be as set forth in the form of the Senior Notes attached hereto as Exhibit A.

Section 203. Optional Redemption of Senior Notes.

The Senior Notes shall be redeemable at the option of the Company, at the times and in the manner provided for in the form of the Senior Notes attached hereto as Exhibit A, and such provisions are incorporated at this place as though set forth in their entirety.

Section 204. Issuances of Additional Notes.

The Company shall be entitled, upon delivery of the Officers’ Certificate for authentication required pursuant to Section 2.4 of the Original Indenture, to issue Additional Notes under this First Supplemental Indenture. The Initial Notes issued on the Issue Date, and any Additional Notes issued shall be treated as a single series and single class of securities for all purposes under this First Supplemental Indenture and the Original Indenture.

(a) At any time after the execution of this First Supplemental Indenture, the Company may deliver Additional Notes to the Trustee for authentication, together with an officers’ certificate for the authentication and delivery of such Additional Notes and the Trustee shall thereafter authenticate and deliver such Additional Notes in accordance with such officers’ certificate. In authenticating such Additional Notes and accepting the additional responsibilities under this First Supplemental Indenture in relation to such Additional Notes, the Trustee shall be entitled to receive and fully protected in relying upon an officers’ certificate, setting forth any limit upon the aggregate principal amount of such Additional Notes to be authenticated and delivered under this First Supplemental Indenture and setting forth the issue price, the issue date and the CUSIP number of such Additional Notes prepared in accordance with Section 11.5 of the Original Indenture.

Section 205. Guarantee.

In accordance with, and subject to, Article Thirteen of the Original Indenture, the Senior Notes will be fully and unconditionally guaranteed by the Guarantor. The Guarantor’s obligations under its guarantee of the Senior Notes shall rank pari passu with all other senior unsecured debt obligations of the Guarantor (other than any obligations preferred by statute or by operation of law).

ARTICLE THREE

SINKING FUND

Section 301. No Sinking Fund. The Senior Notes are not entitled to the benefit of any sinking fund.

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

Section 401. Ratification. The Original Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed. This First Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent provided herein and therein and every Holder of Senior Notes authenticated and delivered under this First Supplemental Indenture shall be bound hereby and thereby. Notwithstanding any other provision of the Original Indenture or this First Supplemental Indenture to the contrary, to the extent any provisions of this First Supplemental Indenture or the Senior Note issued hereunder shall conflict with any provision of the Original Indenture, the provisions of this First Supplemental Indenture or the Senior Notes, as applicable, shall govern.

Section 402. Governing Law; Waiver of Trial by Jury. This First Supplemental Indenture and the Senior Notes shall be governed by and construed in accordance with the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State. Each of the Company and Guarantor agrees to be bound by the provisions of Section 11.8 of the Original Indenture.

Section 403. Severability Clause. In case any provision in this First Supplemental Indenture or the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 404. Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this First Supplemental Indenture by, or is otherwise governed by, any of the provisions of the Trust Indenture Act, such other provision shall control; and if any provision hereof otherwise conflicts with the Trust Indenture Act, the Trust Indenture Act shall control unless otherwise provided as contemplated by Section 11.7 of the Original Indenture with respect to this Series of Senior Notes.

Section 405. No Additional Rights. Nothing in this First Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this First Supplemental Indenture.

Section 406. Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company, the Guarantor and the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 407. Effective Date. This First Supplemental Indenture shall become effective upon the execution and delivery by the parties hereto.

Section 408. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 409. No Liability of the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

ALTERRA FINANCE LLC, as Issuer

By:	/s/ Joseph W. Roberts
Name: Joseph W. Roberts Title: Chief Financial Officer

ALTERRA CAPITAL HOLDINGS LIMITED, as Guarantor

By:	/s/ Joseph W. Roberts
Name: Joseph W. Roberts Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee, Paying Agent and Registrar

By:	/s/ Lici Zhu
Name: Lici Zhu Title: Assistant Vice President

First Supplemental Indenture

EXHIBIT A

[FORM OF SENIOR NOTE]

CUSIP NUMBER 02153LAA2

ISIN NUMBER USO2153LAA26

(Face of Senior Note)

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.8 OF THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.8(a) OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ALTERRA FINANCE LLC

6.25% SENIOR NOTES DUE 2020

No.

ALTERRA FINANCE LLC, a Delaware limited liability company (the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of                                                   Dollars, or such greater or lesser amount as may from time to time be endorsed on the Schedule of Increases and Decreases of Interests in the Global Securities attached hereto (but in no event may such amount exceed the aggregate principal amount of Senior Notes authenticated pursuant to Section 2.4 of the Original Indenture referred to below and then outstanding pursuant to the First Supplemental Indenture) on the Maturity specified below.

Original Issue Date: September 27, 2010

Maturity: September 30, 2020

Interest Rate: 6.25%

Interest Payment Dates: September 30 and March 30, commencing March 30, 2011

Record Dates: September 15 and March 15

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name by the manual or facsimile signature of an Officer and attested by the manual or facsimile signature of another Officer.

ALTERRA FINANCE LLC

By:
Name: Joseph W. Roberts Title: Chief Financial Officer

ATTEST:

By:
Name: Carol S. Rivers Title: Secretary and General Counsel

This is one of the Senior Notes of the Series herein designated referred to in the within-mentioned Indenture.

Dated: September 27, 2010

THE BANK OF NEW YORK MELLON as Trustee

By:
Authorized Signatory

ALTERRA FINANCE LLC

6.25% SENIOR NOTES DUE 2020

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated. The Senior Notes are general obligations of the Alterra Finance LLC as described in the Indenture. This Senior Note is entitled to the benefits of the guarantee by Alterra Capital Holdings Limited (the “Guarantor”) on the terms set forth in the Indenture.

1. Interest. ALTERRA FINANCE LLC, a Delaware limited liability company (the “Company”) promises to pay interest from the Original Issue Date specified above or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on the Interest Payment Dates specified above in each year, commencing on March 30, 2011, and at Maturity, at the interest Rate per annum specified above, until the principal hereof is paid or made available for payment. No interest shall accrue on or after Maturity, so long as the principal amount of this Senior Note is paid at Stated Maturity. The interest so payable and punctually paid or duly provided for on any such Interest Payment Date (except for interest payable on the Maturity specified above, or, if applicable, upon redemption or acceleration) will, as provided in the Indenture (as defined below), be paid to the Person in whose name this Senior Note is registered at the close of business on the Regular Record Date specified above (whether or not a Business Day) next preceding such payment date; and provided, that interest payable on the Stated Maturity specified above or, if applicable, upon redemption or acceleration, shall be payable to the Person to whom principal shall be payable on such Stated Maturity. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and shall be paid to the Person in whose name this Senior Note is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders not more than fifteen days or fewer than ten days prior to such special record date.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest, on this Senior Note at the times, place, and rate, in the coin or currency, and in the manner, herein prescribed.

2. Method of Payment. Payment of the principal of and premium, if any, on this Senior Note and interest hereon at the Maturity shall be made upon presentation of this Senior Note at the Corporate Trust Office of The Bank of New York Mellon as Paying Agent, located at 101 Barclay Street 4E, New York, New York 10286, or at such other office or agency as may be designated for such purpose by the Company from time to time. Payment of interest on this Senior Note (other than interest at Maturity) shall be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, except that (a) if such Person shall be a Depositary, such payment may be made by wire transfer to the account of the Depositary or to such other account as directed in writing by the Depositary and (b) if such Person is a Holder of $1,000,000 or more in aggregate principal amount of Senior Notes of this Series such payment may be in immediately available funds by wire transfer to such account as may have been designated in writing by such Holder as set forth herein in time for the Paying Agent to make such payments in accordance with its normal procedures. Any such designation for wire transfer purposes shall be made by filing the appropriate information with the Trustee and the Paying Agent not less than fifteen calendar days prior to the applicable payment date and, unless revoked by written notice to the Trustee and the Paying Agent received on or prior to the Record Date immediately preceding the applicable payment date, shall remain in effect with respect to any further payments (other than interest payments at Stated Maturity) with respect to this Senior Note payable to such Holder. Payment of the principal of and premium, if any, and interest, on this Senior Note, as aforesaid, shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

If any Interest Payment Date, any Redemption Date, or Maturity shall not be a Business Day (as hereinafter defined), payment of the amounts due on this Senior Note on such date may be made on the next succeeding Business Day; and, if such payment is made or duly provided for on such next succeeding Business Day, no interest shall accrue on such amounts for the period from and after such Interest Payment Date, Redemption Date, or Stated Maturity, as the case may be, to such Business Day.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company and the Guarantor may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its subsidiaries and the Guarantor may act in any such capacity; provided that if the Company or such subsidiary and the Guarantor is acting as Paying Agent, the Company or such subsidiary and Guarantor shall segregate all funds held by it as Paying Agent and hold them in a separate trust fund for the benefit of the Holders.

4. Registration of Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable in the Security Register, upon surrender of this Senior Note for registration of transfer at the office of the Registrar, The Bank of New York Mellon, located at 101 Barclay Street 4E, New York, New York 10286, or such other office or agency as may be designated by the Company from time to time, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes of this Series of authorized denominations and of like tenor and aggregate principal amount, will be issued to the designated transferee or transferees.

Neither the Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange Senior Notes during a period beginning at the opening of business 15 days before the day of any selection of Senior Notes for redemption under Article Twelve of the Original Indenture and ending at the close of business on the date of selection, (B) to register the transfer of or to exchange Senior Notes so selected for redemption in whole or in part, except the unredeemed portion of the Senior Notes being redeemed in part or (C) to register the transfer of or to exchange Senior Notes between a record date (including a regular record date) and the next succeeding Interest Payment Date.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee, the Agent and any other agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the absolute owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Company, the Trustee, any Agent nor any other such agent shall be affected by notice to the contrary.

5. Indenture. This Senior Note is a global security in respect of a duly authorized issue of 6.25% Senior Notes due 2020 (the “Senior Notes,” which term includes any global note representing such Senior Notes) of the Company, issued and issuable in one or more Series under the Indenture dated as of September 1 (the “Original Indenture”), as supplemented by the First Supplemental Indenture, dated as of September 27, 2010 (the “First Supplemental Indenture”) (as originally executed and delivered and as supplemented or amended from time to time thereafter being herein called the “Indenture”), among the Company, the Guarantor and The Bank of New York Mellon as trustee (herein called the “Trustees,” which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a description of the respective rights, limitations of rights, duties, and immunities of the Company, the Guarantor, the Trustee, and the Holders of the Senior Notes thereunder and of the terms and conditions upon which the Senior Notes are, and are to be, authenticated and delivered. The acceptance of this Senior Note shall be deemed to constitute the consent and agreement by the Holder hereof to all of the terms and provisions of the Indenture. This Senior Note is one of the Series designated on the face hereof.

6. Optional Redemption.

This Senior Note is redeemable, at any time in whole or from time to time in part, at the Company’s option, on at least 30 days’, but not more than 60 days’, prior notice delivered to each Holder of the Senior Notes in the manner set forth in Section 12.2 of the Original Indenture. The redemption price will be equal to the greater of: (1) 100% of the principal amount of the Senior Notes to be redeemed, and (2) as determined by the Independent Investment Banker (as defined below), the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the Redemption Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 50 basis points. In each case, accrued and unpaid interest will be payable to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date:

•

the yield, under the heading which represents the average for the week immediately preceding the date of calculation, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from these yields on a straight line basis, rounding to the nearest month); or

•

if the release (or any successor release) is not published during the week immediately preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date;

in each case, calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Banc of America Securities LLC, Citigroup Global Markets Inc., and Wells Fargo Securities, LLC, or, if these firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means (1) Banc of America Securities LLC, Citigroup Global Markets Inc., and a primary treasury dealer (defined herein) selected by Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (2) any one other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the Senior Note that would be due after the related Redemption Date but for such redemption. If such Redemption Date is not an Interest Payment Date with respect to this Senior Note, the amount of the next succeeding scheduled interest payment on this

Senior Note will be reduced by the amount of interest accrued on this Senior Note to such Redemption Date.

On and after the Redemption Date, interest will cease to accrue on this Senior Note or any portion of the Senior Note so called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before 10:00 a.m. New York City time on the Redemption Date, the Company will deposit with the Paying Agent money sufficient to pay the redemption price of and accrued interest on the Senior Note to be redeemed on such date. If less than all the Senior Notes of any Series are to be redeemed, the Senior Notes to be redeemed shall be selected by the Trustee in accordance with Section 12.2 of the Original Indenture.

7. Optional Redemption For Tax Reasons.

The Company shall be entitled to redeem all, but not part, of the Senior Notes if as a result of any change in or amendment to the laws, including any regulations promulgated thereunder, of the Relevant Tax Jurisdiction or any change in or amendment to any official position regarding the application or interpretation of such laws or regulations (a “Change in Tax Law”), the Payor is or would be required on the occasion of the next payment of principal or interest in respect of the Senior Notes to pay Additional Amounts pursuant to Section 3.4 of the Original Indenture and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Payor. The Change in Tax Law must be announced and become effective (i) in the case of the Guarantor, after the original issue date with respect to the Senior Notes and (ii) in the case of any successor to the Guarantor or the Company, after the date such successor became the successor to the Guarantor or the Company, as the case may be. The Company must (i) deliver to the Trustee at least 30 days before the Redemption Date an Officers’ Certificate and an opinion of independent legal counsel of recognized standing to the effect that the Payor has or will become obligated to pay Additional Amounts as a result of such Change in Tax Law and (ii) provide the Holders with notice of the intended redemption at least 30 days and no more than 60 days before the Redemption Date. The redemption price will equal (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment) the principal amount of Senior Notes plus accrued interest to the Redemption Date.

On and after the Redemption Date, interest will cease to accrue on this Senior Note or any portion of the Senior Note so called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before 10:00 a.m. New York City time on the Redemption Date, the Company will deposit with the Paying Agent money sufficient to pay the redemption price of and accrued interest on the Senior Note to be redeemed on such date.

8. Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

9. Notice of Redemption; New Notes. Notice of redemption shall be given by mail to Holders of Senior Notes, not less than 30 days nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture. As provided in the Original Indenture, notice of redemption at the election of the Company as aforesaid may state that such redemption shall be conditional upon the receipt by the Paying Agent or Agents of money sufficient to pay the principal of and premium, if any, and interest, if any, on this Senior Note on or prior to the date fixed for such redemption; a notice of redemption so conditioned shall be of no force or effect if such money is not so received and, in such event, the Company shall not be required to redeem this Senior Note.

In the event of redemption of this Senior Note in part only, a new Senior Note or Senior Notes of this series, of like tenor, representing the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

10. Denominations. The Senior Notes of this Series are issuable only as registered notes, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

11. Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the Company, the Guarantor and the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the Holders of a majority in aggregate principal amount of the Senior Notes then Outstanding under the Indenture; provided, however, that if there shall be Securities of more than one Series Outstanding under the Indenture and if a proposed supplemental indenture shall directly affect the rights of the Holders of Securities of any such Series, then the consent of the Holders of only a majority in aggregate principal amount of the Outstanding Securities of all Series so directly affected, considered as one class, shall be required; and provided, further, that the Indenture permits the Trustee, the Company and the Guarantor to enter into one or more supplemental indentures for limited purposes without the consent of any Holders of Senior Notes. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Senior Notes then Outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

12. Defaults and Remedies. If an Event of Default with respect to the Senior Notes shall occur and be continuing, the principal of this Senior Note may be declared due and payable in the manner and with the effect provided in the Indenture.

13. No Recourse Against Others. As provided in the Indenture, no recourse shall be had for the payment of the principal of or premium, if any, or interest, on any Senior Notes, or any part thereof, or for any claim based thereon or otherwise in respect thereof, or of the indebtedness represented thereby, or upon any obligation, covenant, or agreement under the Indenture, against, and no personal liability whatsoever shall attach to, or be incurred by, any incorporator, shareholder, officer or director, as such, past, present, or future of the Company or of any predecessor or successor corporation (either directly or through the Company, or a predecessor or successor corporation), whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the Indenture and this Senior Note are solely corporate obligations and that any such personal liability is hereby expressly waived and released as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of this Senior Note.

14. Authentication. Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

15. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Senior Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Senior Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Alterra Finance LLC

c/o Alterra Capital Holdings Limited

Alterra House

2 Front Street

Hamilton, HM 11, Bermuda

16. Discharge and Defeasance. As provided in the Indenture and subject to certain limitations therein and herein set forth, this Senior Note or any portion of the principal amount hereof will be deemed to have been paid for all purposes of the Indenture and to be no longer Outstanding thereunder if there has been irrevocably deposited with the Trustee in trust, money in an amount which will be sufficient and/or Government Obligations, the principal of and interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with moneys so deposited, will be sufficient to pay when due the principal of and premium, if any, and interest, if any, on this Senior Note when due.

17. Consolidation, Amalgamation, Merger and Sales. The Indenture contains terms, provisions, and conditions relating to the consolidation or merger of the Company and the Guarantor with or into, and the conveyance or other transfer, or lease, of assets to, another Person, to the assumption by such other Person, in certain circumstances, of all of the obligations of the Company or the Guarantor under the Indenture and on the Senior Notes and to the release and discharge of the Company or the Guarantor in certain circumstances, from such obligations.

18. Governing Law. The Indenture and the Senior Notes shall be governed by and construed in accordance with the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State.

SCHEDULE OF INCREASES AND DECREASES OF INTERESTS

IN THE GLOBAL SECURITIES

The following increases or decreases in this Global Security have been made:

Date of Transfer or Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee